Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 11, 2009

Cadiz Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-12114	77-0313235
(Commission File Number)	(IRS Employer Identification No.)

550 South Hope Street, Suite 2850, Los Angeles, California	90071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  OTHER EVENTS

On February 11, 2009, in a filing with the Superior Court of Los Angeles, the Company and the Metropolitan Water District of Southern California ("Metropolitan") agreed to dismiss all outstanding legal claims against each other.

Recent developments favorable to the Company have likely reduced the damages recoverable by the Company in the action, even had the Company ultimately prevailed in its claims.  The loss of the right to convey water between the Colorado River Aqueduct and Cadiz had been a cornerstone of the Company’s claim for damages in the case.  However, as previously reported, the Company entered into a 99-year lease agreement in September 2008 with the Arizona and California Railroad Company (ARZC) providing the Company with an alternative right-of-way for the construction of a conveyance pipeline connecting the Cadiz Valley Dry Year Supply Project ("Project") to the Colorado River Aqueduct.

Further, mounting water shortages in California are significantly increasing the demand for and value of our water.  Discussions are presently underway with multiple public water systems that have expressed a desire to obtain water and storage rights from the Company.

The dismissal of the Metropolitan litigation will remove an impediment to the Company's ability to negotiate agreements with water purveyors that rely upon Metropolitan for a portion of their water.  The litigation process associated with the Company's claims against Metropolitan raised uncertainty over the potential impact of the pending litigation on any arrangement that may be negotiated now.  With the dismissal of the Metropolitan litigation the Company can now focus its attention entirely on the development of the Project and its other assets through such alternative arrangements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cadiz Inc

By:	/s/ Timothy J. Shaheen
Timothy J. Shaheen
Chief Financial Officer

Dated:  February 12, 2009